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                                                                      EXHIBIT 99

                       RATIOS OF EARNINGS TO FIXED CHARGES

                     WHIRLPOOL CORPORATION AND SUBSIDIARIES

                                   (dollars in millions)

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

                                                   Six Months Ended
                                                     June 30, 2001
                                                   ----------------
Pretax earnings                                         $ 168.9

Portion of rents representative
  of the interest factor                                    8.1

Interest on indebtedness                                   86.8

Amortization of debt expense
  and premium                                                .4

WFC preferred stock dividend                                1.9
                                                        -------

       Adjusted income                                  $ 266.1
                                                        =======


Fixed charges

   Portion of rents representative
     of the interest factor                             $   8.1

   Interest on indebtedness                                86.8

   Amortization of debt expense
     and premium                                            0.4

   WFC preferred stock dividend                             1.9
                                                        -------

                                                        $  97.2
                                                        =======


Ratio of earnings to
  fixed charges                                            2.74
                                                        =======



Ratio of earnings to
  fixed charges at
     June 30, 2000                                         4.91
                                                        =======
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